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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in the Registration Statement on Form S-4 of W.R. Carpenter North America, Inc. of our report, dated April 18, 1997, except
Note 18 for which the date is May 12, 1997, on our audits of the consolidated balance sheets of W.R. Carpenter North America, Inc. as of June 30, 1996 and July 2, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended June 30, 1996. We also hereby consent to the reference to our firm under the captions "Summary Historical and Pro Forma Consolidated Financial Data", "Selected Historical and Pro Forma Consolidated Financial Data" and "Experts" in the Registration Statement.



/s/ Pannell Kerr Forster

PANNELL KERR FORSTER
Certified Public Accountants
A Professional Corporation


Los Angeles, California
July 11, 1997